PRESS RELEASE



FOR IMMEDIATE RELEASE:                               CONTACT:

VALHI, INC.                                          STEVEN L.
THREE LINCOLN CENTRE                                 WATSON
5430 LBJ FREEWAY ,                                   VICE
SUITE 1700                                           PRESIDENT
DALLAS, TEXAS  75240-                                (972) 233-
2697                                                 1700
(972) 233-1700

                      VALHI ANNOUNCES STOCK PURCHASE PLAN

     Dallas, Texas...January 14, 1998...Valhi, Inc. (NYSE: VHI) announced today that its board of directors has authorized the purchase of up to 2,000,000 shares of its common stock in open market transactions, including block purchases, or in privately negotiated transactions. Such shares represent approximately 2% of the Company's 114.7 million shares of common stock outstanding. The stock may be purchased from time to time as the company's financial condition and market conditions permit.

     The purchase program does not include specific price targets or timetables and may be suspended or terminated at any time. Valhi will use its cash on hand to acquire the shares. The purchased shares will be added to Valhi's treasury and will be used, as permitted, for general corporate purposes.

     Valhi is primarily engaged in the chemicals, component products and waste management industries.